For Immediate Release

Patrick Industries, Inc. Completes New Amendment of Its Credit Agreement

ELKHART, IN – December 16, 2009 – Patrick Industries, Inc. (NASDAQ: PATK) announced today that it has entered into a fourth amendment (the “Fourth Amendment”) to its senior secured credit agreement dated May 18, 2007 (the “Credit Agreement”).  The Fourth Amendment includes the modification of certain definitions, terms and reporting requirements to better align with the Company’s updated operating and cash flow projections for fiscal year 2010.

Pursuant to the Fourth Amendment entered into on December 11, 2009, the financial covenants were modified to establish new quarterly minimum consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) requirements that will replace the existing minimum one-month and two-month requirements beginning with the fiscal quarter ended March 28, 2010.  Additionally, monthly borrowing limits under the revolving commitments were reset in conjunction with updated projected monthly cash flows for 2010.  Borrowings under the revolving line of credit are subject to a borrowing base, up to a maximum borrowing limit of $28.0 million for fiscal year 2010.  The interest rates for borrowings under the revolving line of credit and the term loan, and the expiration date of the Credit Agreement remained unchanged.

"We are pleased to have entered into this amendment of our credit agreement that reflects the modifications made to our operating plan for the 2010 fiscal year in anticipation of improving market conditions in the RV industry and stabilization in the manufactured housing industry and industrial markets.  The amendment further reflects the Company’s forward operating momentum and the strong relationship we have with our senior lenders who have been extremely supportive as we continue to reduce our leverage position.  The progress we have made has taken a total team effort and we are extremely appreciative of the continued support of our banking group, customers, suppliers, shareholders, and team members as we are cautiously optimistic about what 2010 will bring from a market perspective," stated Todd Cleveland, President and Chief Executive Officer.

About Patrick Industries
Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 13 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors and components, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, interior passage doors, roofing products, vinyl and cement siding, electronic products, and other miscellaneous products.

Forward-Looking Statements
This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:  pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com